EXHIBIT 99.1

[JPS Logo Appears Here]

CONTACT:	Charles R. Tutterow
Executive Vice President and Chief Financial Officer
864/239-3915

JPS INDUSTRIES, INC. ANNOUNCES PLANS TO FILE FOR DEREGISTRATION WITH SEC

GREENVILLE, S.C. (August 5, 2004) – JPS Industries, Inc. (NASDAQ: JPST) announced today that it will “deregister” its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 effective August 31, 2004, by filing a Form 15 with the Securities & Exchange Commission (SEC). The deregistration is expected to become final within 90 days subject to SEC approval. The Company expects, but cannot guarantee, to have its common stock to continue to be traded “over the counter” and quoted by the Pink Sheets’ Electronic Quotation Service and will provide market makers with the information required by the SEC to facilitate quotation. In addition, the Company will continue to report to shareholders and the interested public on both an annual and quarterly basis.

Michael L. Fulbright, JPS’s chairman, president and chief executive officer, said “After extensive and thoughtful discussion, the Company’s Board of Directors has determined that the increasing financial cost and commitment of management’s time to ever increasing regulatory requirements have become an excessive burden that will only grow over time. We believe the Company and our shareholders are much better served by applying these financial and management resources to creating value for our shareholders. Indeed, we are confident that freeing up these resources will allow us to better execute both tactical and strategic plans, thus optimizing our growth potential.”

JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to meet the financial obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. JPS Industries, Inc. is not responsible for changes made to this document by wire services or Internet Services.

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